AMENDED AND RESTATED SCHEDULE A

Dated December 12, 2025

to the

INVESTMENT SUBADVISORY AGREEMENT

dated August 28, 2025, between

SYMMETRY PARTNERS, LLC

and

VIDENT ADVISORY, LLC

The Adviser shall pay to the Subadviser as compensation for the Subadviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund as may be allocated by the Adviser to the Subadviser from time to time in accordance with the following fee schedule:

Exchange-Traded Funds	Rate
Symmetry Sector Momentum ETF	[Redacted]

Mutual Funds	Rate
Symmetry Panoramic U.S. Equity Fund	[Redacted]
Symmetry Panoramic International Equity Fund
Symmetry Panoramic Global Equity Fund
Symmetry Panoramic Tax-Managed Global Equity Fund
Symmetry Panoramic Municipal Fixed-Income Fund
Symmetry Panoramic Alternatives Fund

[Redacted]

The fee of the Subadviser shall accrue and be payable monthly in arrears. The Adviser shall pay the Subadviser the amount payable pursuant to any invoice not later than: (i) ten (10) days after the last day of the month during which the services for the payment of which the fee is payable were rendered; or (ii) ten (10) days after receipt by the Adviser of the Subadviser’s invoice with respect to that month.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.

SYMMETRY PARTNERS, LLC

By:	/s/ David E. Connelly, Jr.
Name:	David E. Connelly, Jr.
Title:	President

VIDENT ADVISORY, LLC

By:	/s/ Amrita Nandakumar
Name:	Amrita Nandakumar
Title:	President

ACKNOWLEDGED AND ACCEPTED BY:

SYMMETRY PANORAMIC TRUST,

on behalf of the Fund(s) listed on Schedule A

By:	/s/ Michael Beattie
Name:	Michael Beattie
Title:	President

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